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                                                                     EXHIBIT 4.7



                        1995 EXECUTIVE STOCK OPTION PLAN
                                       OF
                         EAGLE RIVER INTERACTIVE, INC.

                  AMENDED AND RESTATED AS OF DECEMBER 18, 1996


         1. Introduction and Purpose. The purpose of this Plan is to advance the interests of the Corporation by encouraging and enabling the acquisition of a proprietary interest in the Corporation by Eligible Participants upon whose judgment and keen interest the Corporation and its Subsidiaries are largely dependent for the successful conduct of their service and operations. It is anticipated that the acquisition of such proprietary interest in the Corporation will stimulate the efforts of such Eligible Participants on behalf of the Corporation and its Subsidiaries, and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that the opportunity to acquire such a proprietary interest will foster the efforts of the Corporation and its Subsidiaries to attract desirable personnel.

         2. Definitions. When used in this Plan, unless the context otherwise requires:

         a.      "Administrator" means the Board of Directors or the Committee.

         b. "Board of Directors" or "Board" means the Board of Directors of the Corporation as constituted at any time.

         c. "Change in Control" means the earlier of (i) the date on which any person or entity, or persons or entities acting in concert, shall acquire the beneficial ownership, as defined by the Board of Directors in its sole discretion, of Shares or other securities having more than fifty percent (50%) of the Voting Power then outstanding, or (ii) the date on which any person or entity, or persons or entities acting in concert, shall first disclose an intent to commence an offer to tender for Shares or other securities having more than fifty percent (50%) of the Voting Power.

         d.      "Committee" means the Compensation Committee, as described in
Section 3 hereof, appointed by the Board to administer this Plan.

         e. "Common Stock" means the common stock of the Corporation, par value $.001 per share, including both treasury shares and authorized but unissued shares, or any security of the Corporation issued in substitution, exchange or in lieu thereof.

         f.      "Corporation" means Eagle River Interactive, Inc.

         g. "Eligible Participants" means any employee, officer or director of, or consultant to, the Corporation or its Subsidiaries designated to receive Options pursuant to this Plan, as provided in Sections 3 and 4.





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         h.      "Fair Market Value" on a specified date means (i) the closing price at which a Share is quoted on such date if quoted on the Nasdaq Stock Market or listed on a national securities exchange on which Shares are primarily traded; or (ii) if the Shares are not so quoted or listed on such date, then the average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"); but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or (iii) if none of the above is applicable, the value of a Share as established by the Administrator for such date using any reasonable method of valuation.

         i. "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

         j. "Issue Date" means the date designated by the Administrator with reference to which the exercisability of an Eligible Participant's Options may be determined in accordance with Section 5 hereof. Unless otherwise designated by the Administrator, the Issue Date of an Option shall be the date that the Option is awarded to the Eligible Participant.

         k. "Options" means the stock options granted pursuant to this Plan.

         l. "Plan" means this Executive Stock Option Plan, as amended from time to time.

         m.      "Plan Year" means the calendar year.

         n. "Rule 16b-3" means Rule 16b-3 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, or any successor thereto.

         o. "Securities Exchange Act of 1934" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

         p. "Share" means a share of Common Stock of the Corporation, par value $.001.

         q. "Special Option Share" has the meaning assigned in Section 5 hereof.

         r. "Standard Option Share" has the meaning assigned in Section 5 hereof.

         s. "Subsidiary" means any "subsidiary corporation", as such term is defined in Section 424(f) of the Internal Revenue Code.

         t. "Voting Power" means the voting power of any securities of the Corporation then outstanding which are generally entitled to vote for the election of directors of the Corporation.

         3. Administration of the Plan. The Plan shall be administered by the Board of Directors or the Committee. The Committee shall be appointed by the Board of Directors and shall consist of at least two members of the Board of Directors. Insofar as it is necessary for compliance with the requirements of Section 16 of the Securities Exchange Act of 1934, each





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member of the Committee must be a "Non-Employee Director" within the meaning of the rules promulgated pursuant to Section 16 of the Securities Exchange Act of 1934. Insofar as the Administrator deems it is desirable and necessary in order for compensation recognized by Eligible Participants pursuant to the Plan to be fully deductible by the Corporation for federal income tax purposes, each member of the Committee shall also be an "outside director" (as defined in Treasury Regulations issued under Section 162(m) of the Internal Revenue Code). The Administrator shall have the authority to administer the Plan as provided herein and, in exercising this authority, shall establish such rules and procedures as it deems necessary or advisable to administer the Plan.

         Each member of the Committee shall hold office until the next regular annual meeting of the Board of Directors following his or her designation and until his or her successor is designated as a member of the Committee. Any vacancy in the Committee may be filled by a resolution adopted by a majority of the Board of Directors. Any member of the Committee may be removed at any time, with or without cause, by resolution adopted by a majority of the Board of Directors. A member of the Committee may resign from the Committee at any time by giving written notice to the President, Secretary or Assistant Secretary of the Corporation in person or by certified or registered mail, return receipt requested, sent to P.O. Box 3600, 1060 West Beaver Creek Blvd., Avon, Colorado 81620, and, unless otherwise specified therein, such resignation shall take effect upon receipt of such written notice. The acceptance of such resignation by the President, Secretary or Assistant Secretary of the Corporation shall not be necessary for such resignation to be made effective.

         In accordance with the terms of this Section 3, at all times after the Corporation registers any class of equity security (other than an exempt security) pursuant to Section 12 of the Securities Exchange Act of 1934, all members of the Board of Directors who are not employees of the Corporation shall receive Options under the Plan without any action by the Administrator. Each non-employee member of the Board shall receive an Option to purchase 15,000 Standard Option Shares (after giving effect to the three-for-one stock split effected by the Corporation on March 21, 1996, hereafter referred to as the "Stock Split," and subject to adjustment for stock splits, stock dividends and other share adjustments described in Section 14 hereof), which shall be granted on and have an Issue Date of that date which is the later of (i) the date such person is first appointed or elected or (ii) with respect to any such person who has received Options prior to December 22, 1995, the date on which all Options previously granted to such person have become immediately exercisable (other than as a result of a Change of Control as provided in Section 10 hereof). As long as he or she shall continue to serve on the Board, each continuing non-employee member of the Board shall receive an additional Option to purchase 15,000 Shares (after giving effect to the Stock Split, and subject to adjustment for stock splits, stock dividends and other share adjustments described in Section 14 hereof), every three years on the anniversary of the Issue Date of the first such Option granted to him or her pursuant to this Section 3, and the Issue Date of such Options shall be the date of granting. Options granted to non-employee members of the Board pursuant to this Section 3 shall become exercisable in three (3) equal annual installments on the first three (3) anniversaries of the Issue Date. The exercise price of any Option granted to a Board member pursuant to this Section 3 shall be equal to the Fair Market Value as of the Issue Date and each such Option shall have a term of ten (10) years.





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         4.      Participants.  Except as otherwise provided herein, the class of individuals who are potential recipients of Options to be granted under this Plan are the Eligible Participants who, in the sole discretion of the Administrator, contribute significantly to the success of the Corporation or any of its Subsidiaries. The Eligible Participants to whom Options are granted under this Plan and the number of Shares subject to each such Option shall be determined by the Administrator in its sole discretion, in accordance with the terms and conditions of this Plan. Notwithstanding the foregoing, the Options granted to non-employee directors pursuant to Section 3 above shall be as set forth therein.

         5. Grant and Vesting of Options. The Administrator may, but shall not be required to, grant in accordance with this Plan Options to purchase an aggregate of up to 4,500,000 Shares (after giving effect to the Stock Split and subject to adjustment for stock splits, stock dividends and other share adjustments described in Section 14 hereof), which Shares may be either treasury Shares or authorized but unissued Shares, classified as follows: 3,750,000 shares shall be "Standard Option Shares" and the remaining 750,000 shares shall be "Special Option Shares" which will be subject to the special vesting requirements of this Section 5. In no event may an Eligible Participant be granted Options under the Plan to the extent that the sum of (i) the number of Shares subject to such Options, and (ii) the number of Shares subject to all other prior Options granted to such Eligible Participant under the Plan during the five-year period ending on the date such Options are granted would exceed the Eligible Participant's Individual Limit. An Eligible Participant's "Individual Limit" is 1,500,000 Shares (after giving effect to the Stock Split and subject to adjustment for stock splits, stock dividends and other share adjustments as described in Section 14 hereof).

         Except as otherwise provided in this Plan, Options granted pursuant to this Plan for the purchase of Standard Option Shares shall become exercisable in four equal annual installments on the first four anniversaries of the Issue Date of such Options; provided, however, that the Administrator may in its discretion specify, upon the Option grant and with respect to all or any portion of the Shares subject to such Options, immediate exercisability or exercisability vesting over a shorter or longer period in any particular case.

         Except as otherwise provided herein, Options granted pursuant to this Plan for the purchase of Special Option Shares shall become exercisable on the fourth anniversary of the Issue Date of such Options. Options to purchase Special Option Shares may be exercised in full, to the extent they are not then vested and exercisable, in the amounts and upon the occurrence of the events described in this Section 5. As used herein, "Frontenac" means Frontenac VI Limited Partnership, the holder of 1,000,000 shares of Series A Convertible Preferred Stock of the Corporation (the "Series A Preferred"), which shares were purchased by Frontenac for the purchase price of $5,000,000 (the "Original Investment Amount"). To the extent an Option to purchase Special Option Shares is not then vested and exercisable, such Option shall vest and become exercisable as follows:

         (i) An amount such that twenty percent (20%) of any Special Option Share grant may be exercised on and after the date that the "Investment Recovery Amount" (as hereafter defined) equals or exceeds the product of three times the Original Investment Amount, calculated in the aggregate;





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         (ii) An amount such that an additional forty percent (40%) of any
         Special Option Share grant may be exercised on and after the date that the Investment Recovery Amount equals or exceeds the product of five times the Original Investment Amount, calculated in the aggregate; and

         (iii) An amount such that the remaining forty percent (40%) of any Special Option Share grant may be exercised on and after the date that the Investment Recovery Amount equals or exceeds the product of seven times the Investment Amount, calculated in the aggregate.

         "Investment Recovery Amount" means the sum of:

                 (i) the amount of any dividends or other distributions, whether in the form of cash or other property (valued at its fair market value), paid or otherwise distributed by the Corporation to Frontenac on account of its holdings of shares of Series A Preferred (or Common Stock into which its shares of Series A Preferred have been converted, hereafter, the "Underlying Common"); and

                 (ii) the amount of cash and other property (valued at its fair market value) paid or otherwise distributed to Frontenac upon the conversion, redemption, sale, or other disposition of all or any part of the shares of Series A Preferred or Underlying Common held by Frontenac, excluding any deduction for brokers fees or other commissions payable by Frontenac upon any such sale or disposition; and

                 (iii) at such time as the Company's Common Stock is traded on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System over-the-counter market, the product of:

                          (x) the average closing price per share of Common
                 Stock on such securities exchange, if any, on which such shares are primarily traded (or, for shares traded on the over-the-counter market as reported on the National Association of Securities Dealers Automated Quotation System, the average of the bid and asked closing prices at which one share is traded), but if no shares were so traded on such date, then on the last previous date on which a share was so traded, as reported by The Wall Street Journal, with such average price, in each case, determined over fifteen consecutive trading days; times

                          (y) the sum of (i) the number of shares of Common
                 Stock into which the shares of Series A Preferred held by Frontenac may be converted, and (ii) the number of shares of Underlying Common held by Frontenac.

         Options granted under this Plan may be either non-qualified stock options or, with respect to Eligible Participants who are employees of the Corporation or its Subsidiaries, incentive stock options within the meaning of
Section 422 of the Internal Revenue Code. An Option granted under this Plan shall be deemed to be a non-qualified stock option unless the Administrator, in its sole discretion, designates otherwise. Options which are designated or deemed not to be





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incentive stock options shall not be treated as such for purposes of this Plan and the Internal Revenue Code.

         Nothing contained herein shall be construed to prohibit the grant of Options at different times to the same Eligible Participant.

         The terms of any Option granted to an Eligible Participant shall, subject to the other terms and provisions of this Plan, be conclusively determined by the Administrator, in its sole discretion at or before the time of grant. The terms and provisions of the Option shall be set forth in a writing (such writing being hereinafter referred to as the "Option Certificate") signed on behalf of the Corporation by the President, any Vice President or the Treasurer of the Corporation. The Option Certificate shall state whether the Option is an incentive stock option or a non-qualified stock option. At the time an Option is granted, the Administrator may, in its sole discretion, establish one or more conditions to the exercise of such Option, provided that if such Option is designated as an incentive stock option, then such condition or conditions shall not be inconsistent with Section 422 of the Internal Revenue Code.

         6. Price. Except as otherwise provided herein, the exercise price per Share of the Shares subject to purchase pursuant to any Option shall be fixed by the Administrator at the time an Option is granted and may be less than, equal to, or greater than the Fair Market Value of the Common Stock on the date such Option is granted; provided, however, that if the Option is an incentive stock option, in no event shall the price be less than the Fair Market Value of a Share on the day on which the Option is granted (one hundred ten percent (110%) of the Fair Market Value of a Share on such date if the grantee is a greater than ten percent (10%) stockholder within the meaning of
Section 422(b)(6) of the Internal Revenue Code).

         7. Duration of Options. The duration of any Option granted under this Plan shall be for a period fixed by the Administrator, in its sole discretion, but no more than ten (10) years from the date upon which the Option is granted (five (5) years if the Option is an incentive stock option and the grantee is a greater than ten percent (10%) stockholder within the meaning of
Section 422(b)(6) of the Internal Revenue Code).

         8. Option Holder Not a Stockholder. An Option holder shall not be deemed to be the holder of, or to have any rights of a stockholder with respect to, any Shares subject to such Option, unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Corporation shall have issued and delivered a certificate representing the Shares to the Option holder, and (iii) said holder's name shall have been entered as a stockholder of record on the books of the Corporation. Thereupon, said holder shall have full voting, dividend and other ownership rights with respect to such Shares.

         9. Transferability of Options. Except as expressly provided in this Section 9, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than (i) by will or by the laws of descent or distribution, and (ii) pursuant to a domestic relations order issued by a court with jurisdiction over the Option holder. In no event, however, will an Option be transferable if such transfer is prohibited by the securities laws or regulations of any state, including but not limited to the State of California.





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         The Administrator may, in its sole discretion after considering the relevant facts and circumstances, authorize the transfer by an Eligible Participant of all or a portion of the Options granted or to be granted to such Eligible Participant to:

         (i) the spouse, children or grandchildren of the Eligible Participant ("Immediate Family Members");

         (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members;

         (iii) a partnership or limited liability company in which such Immediate Family Members and the Eligible Participant are the only partners or members, as applicable; or

         (iv) such other persons or entities as the Administrator permits,

provided that (a) the Option Certificate (as defined in Section 5 of this Plan) pursuant to which such Options are granted must be approved by the Administrator, and must expressly provide (or be amended to so provide) for transferability in a manner consistent with this Section and (b) subsequent transfers of transferred Options (including indirect transfers through the transfer of, for example, an ownership interest in the entity to which an Option is transferred) shall be prohibited except those in accordance with the first paragraph of this Section 9 (by will, the laws of descent and distribution or pursuant to a domestic relations order). In consideration for authorizing the transferability of an Option, the Administrator may impose such restrictions on the sale of the Option Shares underlying the transferred Option as it deems appropriate after considering the facts and circumstances of the Option transfer.

         Options which have been transferred shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, provided that for purposes of this Plan the term "Eligible Participant" shall be deemed to refer to the transferee. The events of termination of employment of Section 13 hereof shall continue to be applied with respect to the original Eligible Participant, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in Section 13. In no event shall the Corporation be obligated to provide notice to an Option transferee of any of the events specified in
Section 13 or of any other event or circumstance which may relate to the transferred Option.

         10. Exercise of Options. Except as otherwise provided herein, an Option, after the grant thereof in accordance with the provisions of this Plan, shall be exercisable by the holder of such Option at such rate and at such time or times as may be fixed by the Administrator at the time the Option is granted; provided, however, that no Option may be exercised in part or in full prior to the approval of the Plan by a majority vote of the stockholders of the Corporation as provided in Section 18 hereof.

         Notwithstanding any other provisions of this Plan, any Option granted under the Plan which is an incentive stock option shall not be exercisable to the extent that the Fair Market Value of the Shares (determined as of the date of grant), with respect to which such Option (and any other incentive stock option granted to the holder under this Plan or any other stock option





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plan maintained by the Corporation or any Subsidiary) first becomes exercisable in any calendar year, exceeds $100,000.

         All or any part of the unexpired and unexercised Options granted to any Eligible Participant may be exercised in full, after approval of the Plan by the stockholders of the Corporation as provided in Section 18 hereof, whether or not such Options were otherwise then exercisable, upon a Change in Control or upon the occurrence of such special circumstances or event which, in the sole discretion of the Administrator, merits special consideration.

         An Option shall be exercised by the delivery of a written notice duly signed by the Option holder (or the representative of the estate or the heirs of a deceased Option holder), together with the Option Certificate and (i) cash, (ii) a certified check payable to the order of the Corporation, (iii) subject to the approval of the Administrator, Shares duly endorsed over to the Corporation (which Shares shall have been owned by the Option holder for at least six months prior to such exercise and, for purposes of this paragraph, be valued at their Fair Market Value as of the date preceding the day of such exercise), (iv) written direction to an authorized broker to sell the Shares purchased pursuant to such exercise immediately for the account of the Option holder and pay an appropriate portion of the proceeds thereof to the Corporation, or (v) any combination of such methods of payment which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option plus the amount, if any, of any applicable taxes which the Corporation is required to withhold. Such notice and payment shall be delivered to the Treasurer or Secretary of the Corporation, or to any other person designated by the Corporation, in a written notice to the Option holder (the "Authorized Representative").

         No Option may be granted or exercised pursuant to the provisions hereof when such Option, or the granting or exercise thereof, may result in the violation of any law or governmental order or regulation.

         Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto a certificate for the Shares purchased pursuant to the exercise of the Option. If the Options shall have been exercised with respect to less than all of the Shares subject to the Option, the Corporation shall (i) cause to be delivered to the person entitled thereto a new Option Certificate in replacement of the Option Certificate surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available of exercise, or (ii) endorse the original Option Certificate to give effect to the partial exercise thereof.

         An Option that is an incentive stock option granted pursuant hereto shall be exercisable by an Eligible Participant only if such employee has been in the employ of the Corporation or its Subsidiaries at all times during the period beginning on the date such Option was granted and ending three (3) months before the date of such exercise or one year before the date of exercise in the case of death or disability, as set forth below in Section 13.

         11. Disposition of Shares. If the Option is an incentive stock option, no Shares acquired pursuant to the exercise of an Option granted herein may be sold, exchanged, gifted or





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otherwise disposed of within two (2) years following the date such Option was granted or one (1) year following the date such Option was exercised, whichever is later.

         12. Fractional Shares. The Corporation shall not be required to issue fractional Shares pursuant to this Plan and, accordingly, Eligible Participants may be required to purchase only a whole Share or Shares.

         13. Termination of Services. All or any part of any Option, to the extent unexercised, shall terminate immediately if the Option holder ceases to be an employee, officer or director of, or consultant to, the Corporation or its Subsidiaries; except that (i) with respect to Options granted before December 22, 1995, the Option holder shall have until the end of the thirtieth
(30th) day, and (ii) with respect to Options granted on or after December 22, 1995, the Option holder shall have until the end of three (3) months (extendible in the discretion of the Administrator for non-qualified Options to the end of six (6) months), following the date he or she ceases to be an employee, officer or director of, or consultant to, the Corporation or any of its Subsidiaries to exercise any exercisable Option rights that he or she could have exercised on the day on which such employment or service terminated; provided, however, that such exercise must be accomplished prior to the expiration of the term of such Option. Notwithstanding the foregoing, if an individual ceases to be an employee or director of, or a consultant to, the Corporation or its Subsidiaries due to (i) retirement on or after attaining the age of sixty-five (65) years (or such earlier date as such person shall be permitted under the Corporation's retirement plan), (ii) disability (as such term is defined in Section 422(c)(6) of the Internal Revenue Code, the existence of which shall be conclusively determined by the Administrator in its sole discretion), or (iii) death, then the Option holder, or the representative of the estate or the heirs of a deceased Option holder, shall have the privilege of exercising the Options which are then exercisable but are unexercised at the time of such retirement, disability or death, but only to the extent that such Options which are then exercisable are exercised (i) within three (3) months following the Option holder's retirement (extendible in the discretion of the Administrator for non-qualified Options, to six (6) months), (ii) within one (1) year following the Option holder's disability, or
(iii) within one (1) year following the Option holder's death, as the case may be; provided, further, that such exercise must be accomplished prior to the expiration of the term of such Option. If an Option holder ceases to be an employee or director of, or a consultant to, the Corporation or its Subsidiaries because of the Option holder's violation of his or her duties to the Corporation and its Subsidiaries, the existence of such violation to be conclusively determined by the Administrator in its sole discretion, all unexercised Options of such Option holder shall immediately terminate and such Option holder shall have no right to exercise any unexercised Option he or she might have exercised prior to the date he or she ceased to be an employee or director of, or a consultant to, the Corporation or its Subsidiaries.

         When an Eligible Participant ceases to be an employee or director of, or a consultant to, the Corporation or its Subsidiaries, all Options held by such Eligible Participant which are not then exercisable shall immediately lapse and be canceled.

         Nothing contained herein or in the Option Certificate shall be construed to confer on any Eligible Participant any right to continue in the employ or service of the Corporation or its Subsidiaries or derogate from any right of the Corporation or its Subsidiaries to request, in its





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sole discretion, the retirement, resignation or discharge of such Eligible
Participant, at any time, with or without cause.

         14. Adjustment of Shares. If, prior to the complete exercise of any Option, there shall be declared and paid a stock dividend upon the Common Stock of the Corporation or if the Common Stock of the Corporation shall be split, converted, exchanged, reclassified or in any way substituted, the Option, to the extent that it has not been exercised, shall entitle the holder thereof, upon the future exercise of the Option in accordance with the Plan, to such number and kind of securities, cash or other property, subject to the terms of the Option, to which he or she would have been entitled had he or she actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split, conversion, exchange, reclassification or substitution; and the aggregate exercise price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased thereunder. If, prior to the complete exercise of any Option, there shall be a spin-off transaction pursuant to the reorganization of the Corporation, the Option, to the extent that it has not been exercised, shall be adjusted by adjusting the exercise price of the Option and adjusting the number of Shares subject thereto, in order to reflect the decrease, if any, in the fair market value of the Shares resulting from the spin-off transaction; in any such case, the Option as adjusted, shall entitle the holder thereof, upon the future exercise of the Option in accordance with the Plan, to the number of Shares which have a Fair Market Value, immediately after the occurrence of the spin-off transaction, equal to the Fair Market Value of the Shares subject to the Option on the day before the occurrence of such spin-off transaction, and the aggregate exercise price upon the future exercise of the Option shall be the same as the aggregate exercise price of the Shares subject to the Option on the day before the occurrence of such spin-off transaction. Any fractional shares or other securities payable upon the exercise of the Option, as a result of such adjustment due to the occurrence of such stock dividend, stock split, conversion, exchange, reclassification, substitution or spin-off transaction, shall be payable in cash based upon the Fair Market Value of such Shares or securities at the time of such exercise.
If any such event should occur, the number of Shares, with respect to which Options remain to be issued or with respect to which Options may be reissued, and the Individual Limit shall be adjusted in a similar manner.

         Except as otherwise provided in the third paragraph of Section 10 hereof (relating to changes of control among other matters), upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation in which the Corporation is not the surviving corporation or entity, or in which the Corporation becomes a subsidiary of another corporation, or upon the sale of all or substantially all of the property of the Corporation, both the Plan and the Options issued thereunder shall terminate, unless a provision is made in connection with such transaction for
(i) the assumption of Options theretofore granted or (ii) the substitution for such Option of options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices.

         Upon a business combination by the Corporation or any of its Subsidiaries with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board or the Administrator may, in its sole discretion, grant Options pursuant hereto to all or any persons who, on the effective date of such transaction, hold





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outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees or directors of, or consultants to, the Corporation or its Subsidiaries. The number of Shares subject to such substitute Options shall be determined in accordance with the terms of the transaction by which the business combination is effected. Notwithstanding the other provisions of this Plan, the other terms of such substitute Options shall be substantially the same as or economically equivalent to the terms of the options for which such Options are substituted, all as determined by the Board or by the Committee, as the case may be. Upon the grant of substitute Options pursuant hereto, the options to purchase securities of such other corporation or entity for which such Options are substituted shall be canceled immediately.

         15.     Issuance of Shares and Compliance with Securities Laws.
Before issuing and delivering any Shares to an Option holder, the Corporation may: (i) require the holder to give satisfactory assurances that the Shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable federal and state securities laws, rules and regulations, including but not limited to the Securities and Exchange Commission Rule 144 and Section 16(b) of the Securities Exchange Act of 1934, (ii) restrict the transferability of such Shares and require a legend to be endorsed on the certificates representing the Shares, as appropriate to reflect resale restrictions, if any, imposed by the Administrator pursuant to the Option when granted, or as appropriate to comply with any applicable state or federal securities laws, rules or regulations, and
(iii) condition the exercise of an Option or the issuance and delivery of Shares upon the listing, quotation, registration or qualification of the Shares covered by such Option upon a securities exchange, quotation system or under applicable securities laws.

         Any provision hereof which is inconsistent with Rule 16b-3 under the Securities Exchange Act of 1934, as now or hereafter in effect, shall be inoperative and shall not affect the validity of the Plan.

         16. Income Tax Withholding. If the Corporation or its Subsidiaries shall be required to withhold any amounts by reason of federal, state or local tax laws, rules or regulations, in respect of the issuance of Shares pursuant to the exercise of an Option, the Corporation or such Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Option holder. In any event, the holder shall promptly make available to the Corporation or such Subsidiary, when requested by the Corporation or such Subsidiary, sufficient funds to meet the requirements of such withholding, and the Corporation or such Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Corporation or such Subsidiary from any funds or property due or to become due to the holder. The obligations of a holder under this Section 16 shall survive the transfer of an Option pursuant to Section 9 of this Plan and continue to be enforceable against the Option transferor.

         17. Administration and Amendment of the Plan. Except as hereinafter provided, the Board of Directors and the Committee may, (a) at any time, withdraw or, from time to time, amend the Plan as it relates to the terms and conditions of any Options not theretofore granted, and (b) from time to time, amend the Plan is it relates to the terms and conditions of any





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outstanding Option to the extent such Option is not then exercisable.  The
Board of Directors and the Committee, with the consent of each adversely affected Option holder may, at any time, withdraw or cancel any outstanding Option. Notwithstanding the foregoing, any amendment which would increase the number of Shares issuable under Options or change the class of employees to whom Options may be granted, must be adopted by the Board of Directors and approved by the stockholders of the Corporation within one (1) year following such amendment.

         Determinations of the Administrator as to any question which may arise with respect to the interpretation of the provisions of the Plan and Options shall be final. The Administrator may authorize and establish such rules, regulations and revisions thereof, not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Options effective or provide for their administration and may take such other action with regard to the Plan and Options as it shall deem desirable to effectuate their purpose.

         18. Effective Date of the Plan. This Plan was originally adopted and approved by the Board of Directors of the Corporation, effective as of the date of such adoption and approval, conditioned upon its approval by the stockholders of the Corporation within twelve months following the date the Plan was adopted by the Board of Directors. Such approval occurred on September 29, 1995. This Plan was subsequently amended and restated by the Board of Directors (i) in 1995, effective upon approval of the restatement by the stockholders of the Corporation which occurred on December 12, 1995, and
(ii) on December 18, 1996, effective as of such date, except with respect to the amendment to Section 5 increasing the number of Shares available hereunder, which is conditioned upon the approval by the stockholders of the Corporation within 12 months after such date.

         The Plan shall remain in full force and effect until the close of business on September 29, 2005 at which time the right to grant Options under the Plan shall automatically terminate, unless the stockholders of the Corporation approve an extension or renewal of the Plan. Any Options granted before the termination of the right to grant Options under the Plan shall continue to be governed thereafter by the terms of the Plan.

         19. Severability. If any provision herein shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment from being made under the Plan, and if the making of any payment in full, as required under the Plan, would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment from being made in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment that would not be unlawful, invalid or unenforceable shall be made under the Plan.

         20. Governing Law. The Plan and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Internal Revenue Code or laws of the United States of America, shall be governed by the laws of the State of Delaware and construed accordingly.





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